Exhibit 15.1
The Supervisory Board of
Siemens AG:
In connection with the registration statement on Form S-8 to be filed by Siemens AG on May 6, 2008 under the Securities Act of 1933, we acknowledge our awareness of the use therein of our report dated May 2, 2008 related to our review of the condensed interim consolidated financial statements of Siemens AG comprising the balance sheet, the statements of income, income and expense recognized in equity and cash flow and selected explanatory notes — together with the interim group management report of Siemens AG, for the period from October 1, 2007 to March 31, 2008 that are part of the half-yearly financial report according to § 37w WpHG.
Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG Deutsche Treuhand-Gesellschaft
Aktiengesellschaft
Wirtschaftsprüfungsgesellschaft
Munich, Germany
May 6, 2008